Exhibit j

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 110 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Discovery Fund (formerly Fidelity Contrafund II), Fidelity Fifty, Fidelity Fund, and Fidelity Growth & Income II Portfolio, of our reports dated August 8, 2003 on the financial statements and financial highlights included in the June 30, 2003 Annual Reports to Shareholders of Fidelity Discovery Fund (formerly Fidelity Contrafund II), Fidelity Fifty, Fidelity Fund, and Fidelity Growth & Income II Portfolio.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 28, 2003